Exhibit 10.27

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “First Amendment”) made and entered into as of the day of September 22, 2020, is by and among S&W Seed Company, a Nevada corporation (“S&W Seed”), Seed Holding, LLC, a Nevada limited liability company (“Seed Holding”), and Stevia California, LLC, a California limited liability company (“Stevia CA”; S&W Seed, Seed Holding and Stevia CA are each individually a “Borrower” and collectively referred to as “Borrowers”), the other Loan Parties hereto, the financial institutions that are or may from time to time become parties hereto (together with their respective successors and assigns, the “Lenders”), and CIBC BANK USA (in its individual capacity, “CIBC”), as administrative agent for the Lenders (“Administrative Agent”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lenders provided loans, extensions of credit and other financial accommodations to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of December 26, 2019, by and among Lenders, Borrowers, the other Loan Parties thereto and Administrative Agent (the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrowers desire Administrative Agent and Lenders to, among other things, (a) modify certain financial covenants, (b) modify the definitions of Applicable Margin and Revolving Loan Availability, (c) decrease the Total Revolving Loan Commitment, (d) modify certain financial reporting requirements, (e) institute a LIBO floor, and (f) waive the “Existing Defaults” (as hereinafter defined) (collectively, the “Additional Financial Accommodations”); and

WHEREAS, Administrative Agent and Lenders are willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent, Lenders, Borrowers and the other Loan Parties hereto hereby agree as set forth in this First Amendment.

I.	Definitions.

A.Use of Defined Terms.  Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.Amended Definitions. Effective as of the “First Amendment Effective Date” (as hereinafter defined), Section 1.1 of the Loan Agreement is hereby amended by substituting the definitions set forth below for the corresponding definitions set forth in the Loan Agreement:

Adjusted EBITDA shall mean, with respect to any Person and its Subsidiaries for any test period and without duplication, the sum of EBITDA, plus (a) to the extent deducted in determining EBITDA with respect to such Person and its Subsidiaries for such test period, (i) the Corteva/Pioneer Quarterly Addback, (ii) the Corteva/Pioneer One-Time Addback, (iii) one-time expenses incurred in connection with the initial documentation and closing of this Agreement in an amount not to exceed $500,000.00, provided such expenses are incurred not later than 30 days after the Closing Date, (iv) one-time expenses incurred in connection with Permitted Acquisitions in an amount not to exceed $500,000.00 for any Fiscal Year, provided such expenses are incurred not later than 90 days after the closing of the applicable Permitted

Acquisition, and (v) one-time expenses incurred in connection with the Related Transactions in an amount not to exceed $750,000.00, provided such expenses are incurred not later than 90 days after the closing of the Related Transactions, and (b) the New Equity Addback for such test period up to the amount of research and develop expenses incurred in such test period (and without duplication of the New Equity Addback utilized by Borrowers to decrease unfinanced Capital Expenditures in Sections 14.1 and 14.2). For purposes of calculating the Consolidated Fixed Charge Coverage Ratio and the Loan Party Fixed Charge Coverage Ratio only, the Loan Parties may include, without duplication, the following in Adjusted EBITDA: (i) half of the Five Points Sale Gain for the Fiscal Quarter ending March 31, 2021, (ii) one fourth (1/4) of the Five Points Sale Gain for the Fiscal Quarter ending June 30, 2021, and (iii) one fourth (1/4) of the Five Points Sale Gain for the Fiscal Quarter ending September 30, 2021.

Applicable Margin shall mean, for any day, the margin set forth below, it being understood that the Applicable Margin for (i) LIBOR Loans shall be the percentage set forth under the column “LIBO Rate Applicable Margin”, (ii) Base Rate Loans shall be the percentage set forth under the column “Base Rate Applicable Margin”, (iii) the Unused Line Fee shall be the percentage set forth under the column “Unused Line Fee Applicable Margin”, and (iv) the Letter of Credit Fee shall be the percentage set forth under the column “Letter of Credit Fee Applicable Margin”:

LIBO Rate Applicable Margin	Base Rate Applicable Margin	Unused Line Fee Applicable Margin	Letter of Credit Fee Applicable Margin
3.00%	1.00%	0.375%	2.50%

Benchmark Replacement means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then- prevailing market convention for determining a rate of interest as a replacement to the Libo Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment provided that, if the Benchmark Replacement as so determined would be less than 1.0%, the Benchmark Replacement will be deemed to be 1.0% for the purposes of this Agreement.

Eligible Inventory Sublimit shall mean $12,500,000.00 for Eligible Inventory with respect to alfalfa or sorghum seed stock, other than Pioneer alfalfa and sorghum.

LIBO Rate shall mean a rate of interest equal to (a) the per annum rate of interest at which United States dollar deposits for a period equal to the relevant Interest Period are offered in the London Interbank Eurodollar market at 11:00 A.M. (London time) two (2) Business Days prior to the commencement of such Interest Period (or three (3) Business Days prior to the commencement of such Interest Period if banks in London, England were not open and dealing in offshore United States dollars on such second preceding Business Day), as displayed in the Bloomberg Financial Markets system (or other authoritative source selected by Administrative Agent in its sole discretion), divided by (b) a number determined by subtracting from 1.00 the then stated maximum reserve percentage for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D), or as the LIBO Rate is otherwise determined by Administrative Agent in its sole and absolute discretion; provided, that if at any time the LIBO Rate is below one percent (1.0%), the LIBO Rate shall be deemed to be one percent (1.0%). Administrative Agent’s determination of the LIBO Rate shall be conclusive, absent manifest error and shall remain fixed during such Interest Period.

Maximum Loan Amount shall mean Twenty-Five Million and No/100 Dollars

($25,000,000.00).

Revolving Loan Availability shall mean with respect to Borrowers an amount up to the sum of the following sublimits: (i) up to eighty-five percent (85.0%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Accounts; provided that such advance rate shall be reduced by one (1) percentage point for each whole or partial percentage point by which Dilution (as determined by Administrative Agent in good faith based on the results of the most recent twelve (12) month period for which Administrative Agent has conducted a field audit of Borrowers) exceeds five percent (5%); plus (ii) up to ninety percent (90.0%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith in the ordinary course of Borrowers’ business) of Borrowers’ Eligible Foreign Accounts; provided that Eligible Foreign Accounts backed by cash against documents shall not exceed $3,000,000; plus (iii) up to the lesser of (a) sixty-five percent (65.0%) (or such other percent determined by Lender in its Permitted discretion from time to time) of the lower of cost or market value of Borrowers’ Eligible Inventory, and (b) eighty-five percent (85.0%) of the appraised net orderly liquidation value (as determined by an appraiser acceptable to Administrative Agent) of Borrowers’ Eligible Inventory; provided that, the aggregate amount of Eligible Inventory consisting of sorghum and alfalfa (other than Pioneer sorghum and alfalfa) under clause (iii)(a) and (iii)(b) above which may be included in the calculation of Revolving Loan Availability shall not exceed the Eligible Inventory Sublimit; minus (iv) the Revolving Loan Reserve, (v) minus such other reserves as Administrative Agent elects, in its sole discretion, determined in good faith, to establish from time to time, including, without limitation, reserves with respect to Bank Products Obligations, Hedging Obligations and growers liens. Notwithstanding the foregoing, all Pioneer Inventory shall be considered ineligible from and after March 1, 2021.

Revolving Loan Reserve shall mean an amount equal to Seven Million Five Hundred Thousand and No/100 Dollars ($7,500,000.00) as of the First Amendment Effective Date, and such amount shall increase by Five Hundred Thousand and No/100 Dollars ($500,000.00) on the last day of each month beginning November 1, 2020 until the Revolving Loan Reserve reaches Ten Million and No/100 Dollars ($10,000,000.00); provided, however, (a) upon Administrative Agent’s receipt of the audited financial statements for the Fiscal Year ending June 30, 2021 in accordance with Section 9.3, and (b) so long as (i) no Event of Default then exists, (ii) the Consolidated Fixed Charge Coverage Ratio and Loan Party Fixed Charge Coverage Ratio, each calculated using Reserve Adjustment EBITDA, rather than Adjusted EBITDA, on a trailing twelve (12) month basis for such Fiscal Year is not less than 1.15 to 1.00, as reflected on such audited financial statements, and (iii) Borrowers have delivered to Administrative Agent a certification that all of the foregoing conditions precedent have been satisfied, including calculations of Consolidated Fixed Charge Coverage Ratio and Loan Party Fixed Charge Coverage Ratio calculated as set forth above, then this Revolving Loan Reserve shall be reduced to $0.00.

Total Revolving Loan Commitment shall mean an amount equal to Twenty-Five Million and No/100 Dollars ($25,000,000.00) except as such amount may be increased or, following the occurrence of an Event of Default, decreased by Required Lenders in their sole discretion.

C.New Definitions. Effective as of the date of this First Amendment, Section 1.1 of the Loan Agreement is hereby amended by adding the following new definitions thereto in the appropriate alphabetical order, respectively:

First Amendment Effective Date shall mean September , 2020.

Five Points Sale Gain shall mean the Borrowers net gain realized from the sale of the processing facility located at 25552 South Butte Avenue, Five Points, CA 93264 in an aggregate amount not to exceed $1,500,000.

PPP Loan means the unsecured loans received by S&W Seed through the Paycheck Protection Program pursuant to 15 U.S.C. 636(a)(36) guaranteed by the SBA totaling approximately $1,900,000 in the aggregate.

II.Amendments to Loan Agreement. Effective as of the First Amendment Effective Date, the Loan Agreement is hereby amended as follows:

A.PPP Loan. Section 12 of the Loan Agreement is hereby amended by adding Section 12.13 to the Loan Agreement in proper numerical order as follows:

“12.13 PPP Loan. Borrowers have advised Administrative Agent and Lenders that S&W Seed obtained an unsecured PPP Loan from CIBC Bank guaranteed by the U.S. Small Business Administration (“SBA”). S&W Seed hereby represents, warrants, covenants and agrees that it has and will continue to use the proceeds thereof solely for the allowable uses set forth in Section 7(a)(36)(F) of the Small Business Act (15 U.S.C. 636(a)), as amended by the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) (the foregoing is referred to as the “PPP Loan Transaction”). Borrowers hereby represent, warrant covenant and agree to the following:

(a)

S&W Seed shall use the proceeds of the PPP Loan solely for the allowable uses set forth in Section 7(a)(36)(F) of the Small Business Act (15 U.S.C. 636(a)), as amended by the CARES Act and shall comply in all other respects with the applicable requirements of the Small Business Act, the CARES Act and any and all promulgations thereunder;

(b)	at no time shall any liens on assets of any Borrower or any other Loan Party be granted to secure the PPP Loan without further written consent by Administrative Agent in its sole discretion;
(c)	at no time shall any Loan Party guaranty the PPP Loan without further written consent by Administrative Agent in its sole discretion;
(d)

prior to its receipt of PPP Loan proceeds, S&W Seed obtained consents from all holders of Subordinated Debt and/or any other lenders to S&W Seed in which the agreements with such holders and lenders thereunder prohibit or could be construed to prohibit the PPP Loan Transaction. Borrowers shall provide Lender with copies of all such consents, each in form and substance satisfactory to Administrative Agent;

(e)

upon request by Administrative Agent, each Borrower shall promptly deliver to Administrative Agent true, correct and complete copies of any documentation executed in connection with the PPP Loan Transaction;

(f)

all financial covenants, pricing provisions and any other agreements that exist between Borrowers, Administrative Agent and Lenders that would be affected by the PPP Loan Transaction (including, without limitation, any such covenant, provision or agreement that would vary based on the amount of debt outstanding or the effect of forgiveness of all or a portion of the PPP Loan) shall be calculated and interpreted as if the PPP Loan had not been incurred until Administrative Agent agrees otherwise or such covenants, provisions and other agreements have been amended in accordance herewith. Notwithstanding the foregoing, Administrative Agent, Lender and Borrowers hereby acknowledge and agree that (i) the PPP Loan shall be considered Debt for all purposes of the Loan Agreement upon the first to occur of (a) the SBA has made a final determination of the amount of the PPP Loan that is forgiven in accordance with the CARES Act, in which case the unforgiven portion of the PPP Loan shall be deemed Debt as of the date of such determination, or (b) March 31, 2021, in which case the unforgiven portion of the PPP Loan shall be deemed Debt as of such date, (ii) under no circumstances will the PPP Loan or the forgiveness of all or any portion of the PPP Loan be deemed to increase Borrowers’ EBITDA under the Loan Agreement for any purposes, and (iii) S&W Seed has recorded the PPP Loan on its books as a government grant; and

(g)

except as expressly amended by any other supplemental documents or instruments executed by Borrowers or Lender in order to effectuate the PPP Loan Transaction, the terms and conditions of the Loan Agreement and other Loan Documents shall remain unmodified and shall continue in full force and effect.’

B.Debt. Section 13.2 of the Loan Agreement is hereby amended by deleting Section 13.2 in its entirety and substituting therefor the following:

“13.2 Debt. No Loan Party nor any Subsidiary shall create, incur, assume or become obligated (directly or indirectly), for any Debt other than the Obligations, except that the Loan Parties and Subsidiaries may (i) incur Subordinated Debt; (ii) maintain their present Debt listed on Schedule 11.14 hereto; (iii) incur Contingent Liabilities arising with respect to customary indemnification obligations and earn out payments and with respect to Non-Loan Party Subsidiaries deferred consideration from the proceeds of Inventory and accounts receivable (subordinated to the Obligations in a manner satisfactory to Administrative Agent unless waived by Administrative Agent) in favor seller in connection with the Related Transactions or in connection with Permitted Acquisitions and purchases in connection with dispositions permitted under this Agreement; (iv) incur purchase money Debt or capitalized lease obligations in connection with Capital Expenditures permitted pursuant to Section 14.5 hereof incurred in connection with the purchase of Equipment; (v) incur Hedging Obligation approved by Administrative Agent and in favor of a Lender or an Affiliate thereof for bona fide hedging purposes and not for speculation;(vi) solely with respect to the Loan Parties, incur operating lease obligations requiring payments not to exceed $2,000,000.00 in the aggregate during any Fiscal Year of the Loan Parties; (vii) make loans to, and guaranties of Debt of, one another so long as (X) each is a Loan Party, or (Y) with respect to Non-Loan Party Subsidiaries, the amount thereof does not exceed $250,000.00 in the aggregate; (viii) incur other unsecured Debt, in addition to the Debt listed above, in an aggregate principal amount not to exceed $250,000.00,

(ix) incur the Rooster Debt, so long as such Debt is subject to the Rooster Intercreditor Agreement, (x) upon consummation of the Related Transactions, incur the Debt as set forth on Annex 2, provided any such Debt is subject to the Related Transactions Subordination Agreement, (xi) maintain Debt pursuant to extensions, renewals and refinancing of the Debt set forth in clauses (i), (ii) and (iv) above so long as the principal amount of such Debt is not increased (and any terms with respect to clause (i) above are permitted by the applicable subordination agreement) and (xii) the PPP Loan.”

C.Financial Covenants. Section 14 of the Loan Agreement is hereby amended by deleting Section 14 in its entirety and substituting therefor the following:

“SECTION 14FINANCIAL COVENANTS.

Borrowers shall maintain and keep in full force and effect each of the financial covenants set forth below:

14.1	Consolidated Fixed Charge Coverage.

Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio, tested as of the last day of each Fiscal Quarter, to be less than 1.15 to 1.00 for any Fiscal Quarter from and after the Fiscal Quarter ending March 31, 2021. For purposes of clarification, the Consolidated Fixed Charge Coverage Ratio shall not be tested for the Fiscal Quarters ending September 30, 2020 and December 31, 2020.

14.2	Loan Party Fixed Charge Coverage.

Loan Parties shall not permit the Loan Party Fixed Charge Coverage Ratio, tested as of the last day of each Fiscal Quarter, to be less than 1.15 to 1.00 for any Fiscal Quarter from and after the Fiscal Quarter ending March 31, 2021. For purposes of clarification, the Loan Party Fixed Charge Coverage Ratio shall not be tested for the Fiscal Quarters ending September 30, 2020 and December 31, 2020.

14.3	Capital Expenditure Limitations.

Loan Parties and their Subsidiaries shall not make any Capital Expenditures if, after giving effect to such Capital Expenditure, the aggregate cost of all Capital Expenditures would exceed $2,500,000.00 during any Fiscal Year.

14.4	Minimum EBITDA.

Loan Parties shall not permit year-to-date EBITDA to be less than negative Six Million and No/100 Dollars (-$6,000,000.00), tested as of the last day of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2020, through and including December 31, 2020. For purposes of clarification, the minimum EBITDA covenant shall not be tested after December 31, 2020. Notwithstanding anything contained herein to the contrary, the Five Points Sale Gain shall not be included in the calculation of the minimum EBITDA covenant.”

D.Annex 1. Annex 1 to the Loan Agreement is hereby deleted and replaced with Annex 1 attached to this First Amendment.

III.Conditions Precedent. Administrative Agent’s and Lenders’ obligations to provide the Additional Financial Accommodations to Borrowers are subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution and delivery of this First Amendment:

A.Borrowers executing and delivering, or causing to be executed and delivered to the Administrative Agent and the Lenders, the following documents, each of which shall be in form and substance acceptable to the Administrative Agent and the Lenders:

(i)a Note of even date herewith, payable by Borrowers to the order of CIBC in the original principal amount of $25,000,000.00; and

(ii)such other agreements, documents and instruments as Administrative Agent or Lenders may reasonably request.

B.No Default or Event of Default exists under the Loan Agreement, as amended by this First Amendment, or any of the other Loan Documents, other than the Existing Defaults;

C.No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Administrative Agent and the Lenders prior to the date of hereof shall be pending or known to be threatened against Borrowers or any other Loan Party and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Administrative Agent is likely to materially or adversely affect the financial position or business of Borrowers or any other Loan Party or the capability of Borrowers to pay their obligations and liabilities to Lenders; and

D.There shall have been no Material Adverse Effect since the date of each Borrower’s most recent financial statements delivered to Administrative Agent.

IV.Organizational Information. Each Loan Party hereby represents and warrants to Administrative Agent and Lenders that as of the First Amendment Effective Date, (a) the formation and organizational documents of each such Loan Party attached to the Company General Certificates dated as of December 26, 2019, executed and delivered by each such Loan Party to Administrative Agent and Lenders (the “Certificates”), have not been modified or altered in any way, (b) the officers, members or managers, as applicable, for each Loan Party set forth in each such Certificate, that are authorized to execute documents on behalf of such Loan Party remain duly authorized officers, members or managers of such Loan Party, (c) the resolutions attached to each of such Certificate have not been modified, rescinded or altered in any way and are sufficient to authorize the execution and delivery of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith, and (d) each Loan Party is and continues to be in good standing in the state of its formation and in all other states where it is qualified or licensed to do business in which the laws thereof require such Loan Party to be so qualified or licensed except where the failure to qualify would not have a material adverse effect.

V.Waiver of Existing Defaults. The Loan Parties each hereby acknowledge and agree as follows: (a) the following Events of Default currently exist under the Loan Agreement (collectively, the “Existing Defaults”): (i) the Loan Parties failed to satisfy the Consolidated Fixed Charge Coverage Ratio for the Fiscal Quarter ending June 30, 2020, in violation of Section 14.1 of the Loan Agreement, and (ii) the Loan Parties failed to satisfy the Loan Party Fixed Charge Coverage Ratio for the Fiscal Quarter ending June 30, 2020, in violation of Section 14.2 of the Loan Agreement, and (b) as a result of such Events of Default, Administrative Agent and the Lenders have the right to immediately exercise such of their rights and remedies pursuant to the Loan Agreement and the other Loan Documents as they deem appropriate. Each Loan Party hereby represents and warrants to Administrative Agent and the Lenders that no Event of Default currently exists other than the Existing Defaults set forth above. Subject to the Loan Parties’ full and timely satisfaction of the conditions precedent set forth in this First Amendment, Administrative Agent and the Lenders hereby waive the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver of any other Event of Default, whether now existing or hereafter arising or occurring, including, without limitation, any future Event of Default arising under Section 14.1 and Section 14.2 of the Loan Agreement, other than the Existing Defaults for the time period set forth above.

VI.Conflict. If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lenders, Administrative Agent and Borrowers hereby affirm, confirm and ratify the same.

VII.Severability. Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect. Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VIII.Reaffirmation. Each Loan Party hereby reaffirms and remakes all of its respective representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby, and the other Loan Documents.

IX.	Fees, Costs and Expenses.

A.Contemporaneously herewith, Borrowers shall pay Lender a fully earned, non- refundable amendment fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00).

B.Borrowers agree to pay, upon demand, all fees, costs and expenses of Administrative Agent and Lenders, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

X.	Reservation of Rights. Except with respect to the Existing Defaults, Administrative Agent and

Lenders reserve all of their rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the other Loan Documents, as well as any rights and remedies at law, in equity or otherwise. Except with respect to the Existing Defaults, nothing contained in this First Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, nor shall preclude the subsequent exercise of any of Administrative Agent’s or Lenders’ rights or remedies.

XI.Choice of Law. This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XII.Counterpart. This First Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or email transmitted executed counterpart to this First Amendment and the other agreements, documents and instruments executed in connection herewith will be deemed an acceptable original for purposes of consummating this First Amendment and such other agreements, documents and instruments; provided, however, each Borrower and each other Loan Party shall be required to deliver to the Administrative Agent original executed signature pages in substitution for said facsimile or email transmitted signature pages upon the Administrative Agent’s request therefor.

XIII.Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THE LOAN AGREEMENT, AS AMENDED FROM TIME TO TIME, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY OTHER AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

[signature page follows]

IN WITNESS WHEREOF, Administrative Agent, Lenders, Borrowers and each other Loan Party have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

BORROWERS:

S&W SEED COMPANY, a Nevada corporation By/s/ Matthew K. Szot Matthew K. Szot, Executive Vice President and Chief Financial Officer	SEED HOLDING, LLC, a Nevada limited liability company By /s/ Matthew K. Szot Matthew K. Szot, Manager
STEVIA CALIFORNIA, LLC, a California limited liability company By/s Matthew K. Szot Matthew K. Szot, Manager

[Signature page to First Amendment to Loan and Security Agreement]

CIBC BANK USA,

as Administrative Agent and as a Lender

By: /s/ Jennifer Kempton
Name: Jennifer Kempton

Title: Managing Director

[Signature page to First Amendment to Loan and Security Agreement]

ANNEX 1 – COMMITMENTS

Lender	Revolving Loan Commitment	Percentage
CIBC BANK USA	$25,000,000.00	100.000000000
Total	$25,000,000.00	100.000000000